Exhibit 14.1

Revised [December 21, 2014]

OXiGENE, INC.

CORPORATE CODE OF CONDUCT AND ETHICS

FOREWORD

This Corporate Code of Conduct and Ethics, referred to as the “Code,” is intended to provide the company’s associates, as defined below, with a clear understanding of the principles of business conduct and ethics that are expected of them. The standards set forth in the Code apply to all associates. Every associate of the company must acknowledge his or her review of, and agreement to comply with, the Code as a condition of his or her relationship with the company. The term “associate” means every full and part-time employee of the company and its subsidiaries, every contractor with whom the company has a significant, ongoing business relationship (as determined in the judgment of the company’s senior management), all members of the company’s senior management, including the company’s Chief Executive Officer and Chief Financial Officer, and every member of the company’s Board of Directors, even if such member is not employed by the company.

Many of the standards outlined on the following pages will be familiar, for they reflect the fundamental values of fairness and integrity that are a part of daily life. Applying these standards to the company’s business should be an extension of the values by which associates are known as individuals and by which the company wants to be known.

It is the responsibility of each company associate to conduct himself or herself in an ethical business manner and also to do the utmost to ensure that others do the same. If any associate violates these standards, he or she can expect a disciplinary response, up to and including termination of any employment or other relationship with the company, and possibly other legal action. If any breach or violation of the Code is known to an associate, he or she is obligated to report the breach or violation to the Compliance Committee or the Hotline, as described in more detail below. By doing so, associates can help to ensure that the good faith efforts of all associates to comply with the Code are not undermined.

The ultimate responsibility for maintaining the Code rests with each associate. As individuals of personal integrity, associates can do no less than to behave in a way that will continue to bring credit to the company.

While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern associates’ conduct at all times. If associates are confronted with situations not covered by this Code, or have questions regarding the matters that are addressed in the Code, they are urged to consult with the Compliance Committee or the Hotline.

The provisions of the Code regarding the actions the company will take are guidelines which the company intends to follow. There may be circumstances, however, that in the company’s judgment require different measures or actions and in such cases it may act accordingly while still attempting to fulfill the principles underlying this Code.

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I.	ADMINISTRATION OF THE CODE

The company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q: Who is responsible for administering, updating and enforcing the Code?

A: The company’s Board of Directors has appointed a Compliance Committee to administer, update and enforce the Code. Ultimately, the Board of Directors of the company must ensure that the Compliance Committee fulfills its responsibilities.

The Compliance Committee is comprised of the company’s Chief Executive Officer, Chief Financial Officer, and the Office Manager. The primary responsibilities of the Compliance Committee are to:

•	Oversee the administration of, and updates to, the Code based on legal requirements, regulations, best practices, and ethical considerations that are raised in the company’s operations;

•	Develop internal procedures to monitor and audit compliance with the Code;

•	Serve as point persons for reporting violations and asking questions under the Code;

•	Establish and oversee a mechanism for anonymous reporting of suspected violations of the Code by associates and refer, when appropriate, such reports to the Audit Committee;

•	Ensure that the Code is distributed to all associates and that all associates acknowledge the principles of the Code;

•	Oversee the implementation of a training program around the Code;

•	Monitor and respond to reports that are made to the Hotline;

•	Oversee the assessment of compliance success with the Code;

•	Ensure the conduct of internal investigations, with the assistance of counsel, of suspected compliance violations;

•	Evaluate disciplinary action for associates who violate the Code;

•	In the case of more severe violations of the Code, make recommendations regarding disciplinary action to the Board of Directors or a committee thereof; and

•	Evaluate the effectiveness of the Code and improve the Code.

Revised [December 21, 2014]

The Compliance Committee will provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter. All proceedings and the identity of the person or persons reporting will be kept as confidential as practicable under the circumstances.

Q: How can I contact the Compliance Committee?

A: The names and phone numbers of each member of the Compliance Committee are listed below. Any one of these individuals can assist you in answering questions or reporting violations or suspected violations under the Code.

Dai Chaplin

Chief Executive Officer

Compliance Committee Member

Barbara Riching

Chief Financial Officer

Compliance Committee Member

Meaquel Hodges

Office Manager

Compliance Committee Member

Q: Who administers the Hotline, and how can I contact the Hotline?

A: The Compliance Hotline, or the “Hotline”, is operated by a third party service provider, which the company has retained to receive reports of violations or suspected violations under the Code. Reports made to the Hotline will, in turn, be provided directly to the Compliance Committee and to the Chairman of the Board of Directors. If requested by the person making the report, the identity of the person or persons reporting matters to the Hotline will be kept confidential. The Hotline may be reached 24 hours a day, 7 days a week at the following toll-free number and internet address:

Contact Information for the Compliance Hotline:

Toll-Free Telephone Number	844-990-0002
Hotline E-mail Address	reports@lighthouse-services.com (must include company name with report)
Hotline Internet Address	www.lighthouse-services.com/oxigene

Any associate may make reports of concerns relating to accounting and auditing matters, suspected violations under the Code, or other issues, to either the Compliance Committee or the Hotline on an anonymous basis. You are encouraged, but not required, to provide your name so that the Compliance Committee and/or the Hotline can contact you with questions or for further details.

Revised [December 21, 2014]

II.	GENERAL REQUIREMENTS

To be honest, fair, and accountable in all business dealings and obligations, and to ensure:

•	the ethical handling of conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the company with the Securities and Exchange Commission and in other public communications made by the company; and

•	compliance with applicable governmental laws, rules and regulations.

III.	CONFLICTS OF INTEREST

Associates should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the company. In dealings with third parties with whom the company has a current or potential business relationship, each associate should act in the best interests of the company to the exclusion of personal advantage. For purposes of this section, a “significant” amount or interest shall be deemed to be any amount in excess of $1,000. Associates are prohibited from any of the following activities which could represent an actual or perceived conflict of interest:

•	No associate or immediate family member of an associate shall have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with the company or which is an actual or potential competitor of the company, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

•	No associate shall conduct a significant amount of business on the company’s behalf with an outside enterprise which does or seeks to do business with the company if an immediate family member of the associate is a principal, officer or employee of such enterprise, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

•	No associate shall use any company property or information or his or her position at the company for his or her personal gain.

•	No associate shall engage in activities that are directly competitive with those in which the company is engaged.

•

No associate shall divert a business opportunity from the company to such individual’s own benefit. If an associate becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the company is or may become involved or in which the company may have an existing interest, the associate should disclose the relevant facts to the Compliance Committee (or, in the event of a request by a member of the Compliance

Revised [December 21, 2014]

Committee, to the Chairman of the Board). The associate may proceed to take advantage of such opportunity only if the company is unwilling or unable to take advantage of such opportunity as notified in writing by the Compliance Committee.

•	No associate or immediate family member of an associate shall receive any loan or monetary advance from the company, or be the beneficiary of a guarantee by the company of a loan or monetary advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Compliance Committee. Please see Section IV.E. below, “Corporate Advances”, for more information on permitted corporate advances.

In addition, the Audit Committee of the Board of Directors will review and approve all related-person transactions, as required by the Securities and Exchange Commission, The Nasdaq Stock Market or any other regulatory body to which the company is subject.

Each associate should make prompt and full disclosure in writing to the Compliance Committee of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

IV.	PROTECTION AND PROPER USE OF COMPANY ASSETS

Proper protection and use of company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each associate of the company. Associates must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions hereof relating to protection of the company’s property also apply to property of others entrusted to it (including proprietary and confidential information).

A.	Proper Use of Company Property

The removal from the company’s facilities of the company’s property is prohibited, unless authorized by the company. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the company for its exclusive use – such as files, personnel information, reference materials and reports, computer software, data processing programs and data bases. Neither originals nor copies of these materials may be removed from the company’s premises or used for purposes other than the company’s business without prior written authorization from the Compliance Committee.

Each associate has an obligation to use the time for which he or she receives compensation from the company productively. Work hours should be devoted to activities directly related to the company’s business.

B.	Confidential Information

The company provides its associates with confidential information relating to the company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be

Revised [December 21, 2014]

required by law. The types of information that each associate must safeguard include (but are not limited to) the company’s plans and business strategy, unannounced contracts, significant projects, patents, patent applications, trade secrets, and sensitive financial information, whether in electronic or paper format. These are costly, valuable resources developed for the exclusive benefit of the company. No associate shall disclose the company’s confidential information to an unauthorized third party or use the company’s confidential information for his or her own personal benefit.

Each associate should also refer to the provisions of any Confidentiality Agreement entered into with the company.

C.	Accurate Records and Reporting

Under law, the company is required to keep books, records and accounts that accurately and fairly reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission. All company reports, accounting records, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. Under no circumstance may there be any unrecorded liability or fund of the company, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of the company. No payment on behalf of the company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

The company has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management’s authorization, are properly recorded and posted, and are in compliance with regulatory requirements. The system of internal controls within the company includes written policies and procedures, budgetary controls, supervisory review and monitoring, and various other checks and balances, and safeguards.

The company has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission’s rules and forms.

Associates are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures.

Revised [December 21, 2014]

Responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with the company’s accounting personnel, but with all associates involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the Securities and Exchange Commission. Because the integrity of the company’s external reports to shareholders and the Securities and Exchange Commission depends on the integrity of the company’s internal reports and record-keeping, all associates must adhere to the highest standards of care with respect to the company’s internal records and reporting. The company is committed to full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by it with the Securities and Exchange Commission, and it expects each associate to work diligently towards that goal.

Any associate who believes the company’s books and records are not in accord with these requirements should immediately report the matter to the Compliance Committee or the Hotline. The company has adopted explicit non-retaliation policies with respect to these matters, as described in Section VIII below.

D.	Document Retention

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and the company’s business needs, all associates must maintain records in accordance with the company’s document retention policy.

In addition, any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once an associate has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit. Associates must handle such records in accordance with the procedures outlined in the company’s document retention policy.

When in doubt regarding retention of any record, an associate must not discard or alter the record in question and should seek guidance from the Compliance Committee. Associates should also direct all questions regarding the company’s document retention policy and related procedures to a member of the Compliance Committee.

E.	Corporate Advances

Under law, the company may not loan money to associates except in limited circumstances. It shall be a violation of the Code for any associate to advance company funds to any other associate or to himself or herself except for usual and customary business advances for legitimate corporate purposes which are approved by a supervisor or pursuant to a corporate credit card for usual and customary, legitimate business purposes. It is the company’s policy that any advance to an associate over $1,000 be approved in advance by the Compliance Committee.

Company credit cards are to be used only for authorized, legitimate business purposes. An associate will be responsible for any unauthorized charges to a company credit card.

Revised [December 21, 2014]

V.	FAIR DEALING WITH THIRD PARTIES AND ASSOCIATES

The company does not seek to gain any advantage through the improper use of favors or other inducements. Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of the company or its associates. Offering, giving, soliciting or receiving any form of bribe to or from an employee of a third party to influence that employee’s conduct is strictly prohibited.

A.	Giving Gifts

Cash or cash-equivalent gifts must not be given by an associate to any person or enterprise. Gifts, favors and entertainment may be given to non-governmental employees if what is given:

•	is consistent with customary business practice;

•	is not excessive in value and cannot be construed as a bribe or pay-off;

•	is not in violation of applicable law or ethical standards; and

•	will not embarrass the company or the associate if publicly disclosed.

See also subsection D below for considerations relating to gifts to foreign officials and Section VI. A below for considerations relating to gifts to government employees.

B.	Receiving Gifts

Gifts, favors, entertainment or other inducements may not be accepted by associates or members of their immediate families from any person or organization that does or seeks to do business with, or is a competitor of, the company, except as common courtesies usually associated with customary business practices. If the gift is of more than token value, the Compliance Committee must approve its acceptance.

An especially strict standard applies when suppliers are involved. If a gift unduly influences or makes an associate feel obligated to “pay back” the other party with business, receipt of the gift is unacceptable.

It is never acceptable to accept a gift in cash or cash equivalent. Even gifts of token value must be declined and returned to the sender.

C.	Unfair Competition

Although the free enterprise system is based upon competition, rules have been imposed stating what can and what cannot be done in a competitive environment. The following practices can lead to liability for “unfair competition” and should be avoided. They are violations of the Code.

Revised [December 21, 2014]

Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor’s service, product or operation; however, associates may not spread false rumors about competitors or make misrepresentations about their businesses. For example, an associate may not pass on anecdotal or unverified stories about a competitor’s products or services as the absolute truth (e.g., the statement that “our competitors’ diagnostic testing procedures have poor quality control”).

Disrupting a Competitor’s Business. This includes bribing a competitor’s employees, posing as prospective customers or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor’s organization. For example, it is not a valid form of “market research” to visit a competitor’s place of business posing as a customer.

D.	Unfair Practices in International Business

Under the Foreign Corrupt Practices Act (“FCPA”), associates of the company are prohibited from making certain gifts to foreign officials. “Foreign officials” include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. The gift is “corrupt” under the FCPA if it is made for the purpose of:

•	Influencing any act or decision of a foreign official in his official capacity;

•	Inducing a foreign official to do or omit to do any act in violation of his lawful duty;

•	Inducing a foreign official to use his position to affect any decision of the government; or

•	Inducing a foreign official to secure any “improper advantage.”

A gift is still “corrupt” even when paid through an intermediary. Any associate who has any questions whatsoever as to whether a particular gift might be “corrupt” under the FCPA, please contact the Compliance Committee.

VI.	GOVERNMENT RELATIONS

Associates must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

A.	Payments to Officials

Payments or gifts shall not be made directly or indirectly to any government official or associate if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her lawful duty. Under no circumstances should gifts be given to employees of the United States Government.

Revised [December 21, 2014]

B.	Political Contributions

Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by the Compliance Committee, the formation and operation of a political action committee.

VII.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A.	Insider Trading Policy

The company expressly forbids any associate from trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every associate of the company and extends to activities both within and outside their duties to the company, including trading for a personal account.

The concept of who is an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purpose. A temporary insider can include, among others, a company’s investment advisors, agents, attorneys, accountants and lending institutions, as well as the employees of such organizations. An associate may also become a temporary insider of another company with which the company has a contractual relationship, to which it provides advice or for which it performs other services.

Trading on inside information is not a basis for liability unless the information is material. This is information that a reasonable investor would consider important in making his or her investment decisions, or information that is likely to have a significant effect on the price of a company’s securities.

Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public.

Each associate should be familiar with and abide by the company’s Insider Trading Policy. A copy of this policy is given to all new associates of the company and is available from any member of the Compliance Committee.

B.	Equal Employment Opportunity

The company makes employment-related decisions without regard to a person’s race, color, religious creed, age, sex, sexual orientation, marital status, national origin, ancestry, present or past history of mental disorder, mental retardation, learning disability or physical disability, including, but not limited to, blindness and genetic predisposition, or any other factor unrelated to a person’s ability to perform the person’s job. “Employment decisions” generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

Revised [December 21, 2014]

The company encourages its associates to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Compliance Committee or the Hotline.

C.	Sexual Harassment Policy

The company is committed to maintaining a collegial work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, the company will not tolerate sexual harassment of associates by anyone, including any supervisor, co-worker, vendor, client or customer, whether in the workplace, at assignments outside the workplace, at company-sponsored social functions or elsewhere.

Each associate should be familiar with and abide by the company’s Sexual Harassment Policy. A copy of this policy is given to all associates of the company and is available from any member of the Compliance Committee.

D.	Health, Safety & Environment Laws

Health, safety, and environmental responsibilities are fundamental to the company’s values. Associates are responsible for ensuring that the company complies with all provisions of the health, safety, and environmental laws of the United States and of other countries where the company does business.

The penalties that can be imposed against the company and its associates for failure to comply with health, safety, and environmental laws can be substantial, and include imprisonment and fines.

VIII.	REPORTING VIOLATIONS UNDER THE CODE: NON-RETALIATION POLICY

Any associate of the company having any information or knowledge regarding the existence of any violation or suspected violation of the Code has a duty to report the violation or suspected violation to the Compliance Committee or the Hotline. Failure to report suspected or actual violations is itself a violation of the Code and may subject the associate to disciplinary action, up to and including termination of employment or legal action. The company will endeavor to keep reports confidential to the fullest extent practicable under the circumstances.

Any associate who reports a suspected violation under the Code by the company, or its agents acting on behalf of the company, to the Compliance Committee or the Hotline, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, the associate’s supervisor or senior management of the company.

In addition, any associate who reports a suspected violation under the Code which the associate reasonably believes constitutes a violation of a federal statute by the company, or its

Revised [December 21, 2014]

agents acting on behalf of the company, to a federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the associate’s employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, the associate’s supervisor or senior management of the company.

IX.	QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

Associates are encouraged to consult with the Compliance Committee about any uncertainty or questions they may have under the Code.

If any situation should arise where a course of action would likely result in a violation of the Code but for which the associate thinks that a valid reason for the course of action exists, the associate should contact the Compliance Committee to obtain a waiver prior to the time the action is taken. Absent exceptional circumstances, no waivers will be granted after the fact for actions already taken. Except as noted below, the Compliance Committee will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted.

Waiver Procedures for Executive Officers and Directors. Waiver requests by an executive officer or member of the Board of Directors shall be referred by the Compliance Committee, with its recommendation, to the Board of Directors or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. The company will disclose the nature and reasons for the waiver on a Form 8-K to be filed promptly with the Securities and Exchange Commission or otherwise as required by the Securities and Exchange Commission or The Nasdaq Stock Market. If the Board denies the request for a waiver, the waiver will not be granted and the associate may not pursue the intended course of action.

It is the company’s policy only to grant waivers from the Code in limited and compelling circumstances.

X.	FREQUENTLY ASKED QUESTIONS AND ANSWERS

The following questions and answers address each associate’s obligation to comply with the Code. The company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q: Do I have a duty to report violations under the Code?

A: Yes, participation in the Code and its compliance program is mandatory. You must immediately report any suspected or actual violation of the Code to the Compliance Committee or the Hotline. The company will endeavor to keep reports confidential to the fullest extent practicable under the circumstances. Failure to report suspected or actual violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action.

Revised [December 21, 2014]

Q: I’m afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

A: The Code contains a clear non-retaliation policy which is located in Section VIII of the Code, meaning that if you in good faith report a violation of the Code by the company, or its agents acting on behalf of the company, to the Compliance Committee or the Hotline, the company will undertake to protect you from being fired, demoted, reprimanded or otherwise harmed for reporting the violation, even if the violation involves you, your supervisor, or senior management of the company. The company will endeavor to keep confidential any report you make to the Compliance Committee to the extent practicable under the circumstances.

In addition, if you report a suspected violation under the Code which you reasonably believe constitutes a violation of a federal statute by the company, or its agents acting on behalf of the company, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of the company.

Q: How are suspected violations investigated under the Code?

A: When a suspected violation is reported to the Compliance Committee or the Hotline, the Compliance Committee and/or the Hotline will gather information about the allegation by interviewing the associate reporting the suspected violation, the associate who is accused of the violation and/or any co-workers or associates of the accused associates to determine if a factual basis for the allegation exists. If the allegation involves a member of the Compliance Committee, that member will be replaced on the Compliance Committee for this purpose by an independent member of the Board of Directors. The reporting associate’s immediate supervisor will not be involved in the investigation if the reported violation involved that supervisor. The company will endeavor to keep the identity of the reporting associate confidential to the fullest extent practicable under the circumstances.

If the report is not substantiated, the reporting associate will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Compliance Committee will close the matter as unsubstantiated.

If the allegation is substantiated, the Compliance Committee will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Compliance Committee will make a recommendation to the Board of Directors of the company for its approval. The Board’s decision as to disciplinary and corrective action will be final. In the case of less severe violations, the Compliance Committee may consider other appropriate disciplinary action.

The Compliance Committee shall provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter.

Revised [December 21, 2014]

The company will endeavor to keep all proceedings and the identity of the reporting person as confidential as practicable under the circumstances.

Q: Do I have to participate in any investigation under the Code?

A: Your full cooperation with any pending investigation under the Code is a condition of your continued relationship with the company. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

Q: What are the consequences of violating the Code?

A: As explained above, associates who violate the Code may be subject to discipline, up to and including termination of employment. Associates who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such associates may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the company, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

Q: What if I have questions under the Code or want to obtain a waiver under any provision of the Code?

A: The Compliance Committee can help answer questions you may have under the Code. In addition, Section IX of the Code provides information on how you may obtain a waiver from the Code; waivers will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Compliance Committee, and if necessary, obtaining a waiver from the Code.

Revised [December 21, 2014]

APPENDIX

ASSOCIATE’S AGREEMENT TO COMPLY

I have read the OXiGENE, Inc. Corporate Code of Conduct and Ethics (the “Code”). I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of the Code. Based on my review, I acknowledge that

To the best of my knowledge, I am not in violation of, or aware of any violation by others of, any provision contained in the Code;

OR

I have made a full disclosure on the reverse side of this acknowledgement of the facts regarding any possible violation of the provisions set forth in the Code.

In addition, I understand that I am required to report any suspected or actual violation of the Code. I understand that I am required to cooperate fully with the company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code or its procedures may result in disciplinary action, up to and including termination.

By:		Date:

Name:
(Please print)